Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JULY SALES

HOUSTON, TX, August 4, 2011 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week period ended July 30, 2011 increased 2.2% to $102 million from $100 million in the prior year four week period ended July 31, 2010.  Comparable store sales for the same period increased 0.8%.

Merchandise categories which achieved comparable store sales increases during July were children’s, cosmetics, footwear, home & gifts, junior’s and swimwear.  Geographically, the Midwest, Southeast and Southwest regions had comparable store sales gains during the month.

For the second quarter, the Company reported that total sales increased 2.3% to $353 million from $345 million last year.  Comparable store sales for the quarter increased 0.9%.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2011	2010	2011	2010
1st Quarter	0.2	(0.6)	346	340
May	0.0	(2.9)	117	116
June	1.8	(1.2)	134	129
July	0.8	(0.6)	102	100
2nd Qtr-to-Date	0.9	(1.6)	353	345
Year-To-Date (6 Mos)	0.5	(1.1)	699	685

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Stage Stores Reports
July Sales
Page - 2

Andy Hall, President and Chief Executive Officer, commented, “Our new and rebranded stores continued to perform well during the second quarter, and helped drive our 2.3% sales increase.  We were also pleased with the continuing growth of our eCommerce business throughout the quarter.  We expect to achieve the low end of our earnings guidance range for the second quarter, and we feel good about our inventory investment and content as we enter the important back-to-school shopping period.”

The Company plans to report its second quarter results before the market opens on Thursday, August 18, 2011, and will hold a conference call and webcast the same day beginning at 8:30 a.m. Eastern Time.

Store Activity
There were no store openings or closings during July.  Through the first half of the year, the Company opened a total of 16 new stores.  The Company also rebranded 136 non-Goody’s stores with the Goody’s name during the period.

For the full year, the Company continues to expect to open 35 – 40 new stores and to rebrand a total of 148 non-Goody’s stores with the Goody’s name.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 800 stores located in 39 states.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the number of stores that the Company plans to open and rebrand during the year, as well as comments regarding the Company’s EPS outlook for the second quarter.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2011, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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